Luby's Reports Second Quarter Fiscal 2012 Results

~ Q2-2012 Same Store Sales Grew 2.2% and Store Level Profit Margin Improved to 15.2% ~

HOUSTON, March 21, 2012 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the second quarter fiscal 2012, a twelve-week period, which ended on February 15, 2012.

(Logo: http://photos.prnewswire.com/prnh/20100817/DA51671LOGO-b)

2012 Second Fiscal Quarter Review

  Restaurant sales were $73.4 million, an increase of 2.3%, or $1.7 million, compared to the same quarter last year. Same store sales rose 2.2% at the 93 Luby's Cafeterias, as average customer spend increased 2.9% and customer traffic declined 0.7%. The 93 Luby's cafeteria locations generated $52.5 million in restaurant sales, and the 60 company-operated Fuddruckers and Koo Koo Roo locations produced $20.9 million in restaurant sales.

Table 1: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	YTD
FY2012 Same-Store Sales:	3.5%	2.2%			2.8%
FY2011 Same-Store Sales:	5.5%	2.7%	3.5%	(0.6%)	2.5%

Note: Fuddruckers locations will not meet the Company's same-store sales definition until after 18 consecutive accounting periods, and thus will not be included in the results reported above until fiscal year 2012 quarter 3. Luby's locations include 92 cafeterias and one non-core restaurant.

Table 2: Restaurant Sales (In thousands)

Restaurant Sales	Q2 FY2012 12 weeks Ended 2/15/2012	Q2 FY2011 12 weeks Ended 2/9/2011	Variance	%

Luby's Cafeterias (1)	$ 52,520	$ 52,182	$ 338	0.6%
Fuddruckers and Koo Koo Roo (2)	20,914	19,575	1,339	6.8%
Restaurant Sales	$ 73,434	$ 71,757	$ 1,677	2.3%

(1) 96 stores at FY2011 Q2 end; 93 stores at FY2012 Q2 end.

(2) 59 stores at FY2011 Q2 end; 60 stores at FY2012 Q2 end.

  Revenue from Culinary Contract Services rose to $4.2 million in the second quarter fiscal 2012 compared to $3.1 million in the same fiscal quarter last year. Culinary Contract Services ended the second quarter of fiscal 2012 operating 19 facilities, the same as the second quarter last year.  The increase in sales volume resulted from operating more large volume facilities versus last year. Sales volume also rose at facilities that have been in operation for more than one year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, rose to $11.1 million in the second quarter of fiscal 2012, or 15.2% of restaurant sales, compared to $8.3 million in the second quarter of fiscal 2011, or 11.6% of restaurant sales. Store level profit as a percentage of restaurant sales rose due to increased sales, as well as effective expense controls. Food and other operating costs declined in this year's second fiscal quarter versus last year's comparable quarter. As a percent of restaurant sales, payroll and related costs decreased approximately 50 basis points.
  In the second quarter fiscal 2012, Luby's reported income from continuing operations of $1.4 million, or $0.05 per share, compared to a loss of $0.3 million in the same quarter last year, or $0.01 per share. Last year's results included $0.3 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers.

Chris Pappas, President and CEO, remarked, "Our sales continued their positive momentum in the second quarter. During the quarter, we benefited from our local marketing initiatives and our brand building strategies, as well as unseasonably mild weather in our operating areas, especially our Texas markets. We continue to focus on refining and enhancing our operations. We are determined to offer our guests the highest level of service and satisfaction.

"Sales at our company-owned Fuddruckers locations rose 6.8% in the second quarter versus last year. We continue to recognize the value of the investments we have made in this brand over the past eighteen months. Our guests have responded positively to our new menu items, our well-trained counter personnel and the ongoing updates we are making in the decor. During the second quarter, two new franchises opened, one in Omaha, Nebraska and the second in Del Rio, Texas. Our 2012 expansion plans are on track and we still plan to open at least three company-owned Fuddruckers before the end of the fiscal year. We are proud of what our Fuddruckers team accomplished in the quarter and we see tremendous opportunities to continue to enhance the brand and to grow through company-owned and franchised locations.

"For the second quarter, each of our major restaurant expense categories declined as a percent of revenue. Even in the face of rising commodity costs, our food expenses have gone down versus last year due to more rigorous management, changes in product mix, and slightly higher menu prices. We have also benefited from our targeted local marketing initiatives at Luby's Cafeterias, which provide our store managers with the ability to drive traffic with menu items that they select themselves based on their knowledge and understanding of their customers.

"During the second fiscal quarter of 2012, we invested $4.7 million in capital expenditures, including purchasing land in Pearland, Texas for a new Luby's Cafeteria and 2,500 square foot Fuddruckers. We also completed the remodel of eight cafeterias, including two that we started in the first quarter. At our Fuddruckers brand, we completed two limited remodels on existing locations and began converting two new spaces that will open by the end of our fiscal year. Our debt rose by $2.0 million during the second quarter to $19.5 million due to the property tax payments and capital expenditures. We ended the quarter with $1.2 million in cash, $166.7 million in shareholders' equity and $29.6 million available under our credit facility.

"During the first two fiscal quarters 2012, we spent $9.2 million on capital expenditures, including $5.6 million on new unit development and remodeling of our existing restaurants. We are on track to invest approximately $15 to $20 million in capital projects during fiscal 2012, with up to $7.0 million dedicated to new unit development and about $6.0 million allocated to refurbishing approximately 30 existing restaurants."

Operating Expense Review

Food costs declined approximately $0.6 million, to $20.8 million in the second quarter fiscal 2012 compared to the same fiscal quarter last year, as we effectively managed our inventories, prices and menu items, while reducing our limited time offers. We continue to gain benefits from the restaurant back office system we implemented last fiscal year. Our managers have embraced this tool and are relying on it to project demand and to monitor inventory. Food costs as a percentage of restaurant sales declined to 28.3% in the second quarter fiscal 2012 from 29.8% in the comparable quarter last year.

Payroll and related costs in the second quarter fiscal 2012 rose $0.2 million to $25.4 million, compared to last year's second fiscal quarter. As a percentage of restaurant sales, payroll and related costs declined to 34.6% in the second quarter fiscal 2012 from 35.1% in the same quarter last year, primarily due to the process improvements we have rolled out over the past year to enhance scheduling. Our store managers have steadily become more proficient at matching labor deployment to the level of customer traffic each day. They remain focused on training their crews and making sure the right person is on the right shift at the right time.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses in the second quarter fiscal 2012 declined approximately $0.7 million, to $16.1 million, compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses decreased to 22.0% compared to 23.5% in the same quarter last year; reductions in repairs and maintenance, utilities, supplies and insurance more than offset higher occupancy and marketing and advertising costs.

Depreciation and amortization expense increased $0.2 million to $4.1 million due to remodeling activity and shortened depreciable lives on a few leased units.

General and administrative expenses rose approximately $0.2 million to $6.7 million in the second quarter fiscal 2012 compared to the same quarter last year. As a percentage of total revenues, general and administrative expenses were 8.5%, unchanged compared to the same quarter last year.

Fiscal Year-to-Date Review

  Restaurant sales increased $4.5 million, to $146.6 million, during the first two fiscal quarters of 2012; Luby's Cafeterias generated sales of $105.1 million and Fuddruckers contributed sales of $41.5 million.
  Luby's Culinary Contract Services produced $8.7 million in sales during the first two fiscal quarters versus $6.5 million during the comparable quarters last fiscal year.
  Income from continuing operations grew to $1.9 million in the first two fiscal quarters of 2012, compared to a loss of $2.4 million in the comparable quarters of fiscal 2011.
  Store level profit rose to $21.2 million during the first two fiscal quarters of 2012, up from $14.5 million in the comparable quarters of fiscal 2011. As a percentage of restaurant sales, store level profit grew to 14.4% this year, compared to 10.2% in the comparable quarters last year.

Outlook

Our objective remains to grow cash flow from operating activities and to grow profitability for the full fiscal 2012. Profitability is contingent on same store sales growth as well as effective management of our expenses. We remain cautious about future increases in gasoline prices impacting customer traffic. We believe year-over-year increases in food commodity costs are beginning to moderate.

Due to our strong sales and effective cost management in the first two fiscal quarters, we are raising our sales and earnings expectations for our 2012 fiscal year. We now anticipate that our same store sales will grow between 1.0% and 2.0% for the full fiscal year 2012. (Please note that the Fuddruckers units will be included in the same store sales metric beginning with our third fiscal quarter of 2012.) Total restaurants sales for fiscal year 2012 are expected to be between $320 million and $323 million. This compares to total restaurant sales of $319 million in fiscal year 2011 when adjusted for a comparable 52 week year. We are also raising our fiscal 2012 earnings per share from continuing operations guidance range to $0.15 to $0.18, up from $0.09 to $0.12 previously.

Conference Call

The Company will host a conference call tomorrow, March 22, 2012, at 9:30 a.m., Central Time, to discuss further its 2012 fiscal second quarter results. To access the call live, dial (480) 629-9765 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through March 29, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4521150#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 92 Luby's cafeterias, 57 Fuddruckers restaurants, and four other non-core restaurants. Its 92 Luby's cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 57 company-operated locations and 122 franchises across the United States (including Puerto Rico) and Canada. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 15, 2012	February 9, 2011	February 15, 2012	February 9, 2011
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$ 73,434	$ 71,757	$ 146,592	$ 142,047
Culinary contract services	4,197	3,127	8,733	6,459
Franchise revenue	1,653	1,520	3,135	3,021
Vending revenue	131	132	278	285

TOTAL SALES	79,415	76,536	158,738	151,812
COSTS AND EXPENSES:
Cost of food	20,758	21,399	41,263	42,259
Payroll and related costs	25,400	25,190	50,487	50,234
Other operating expenses	16,147	16,835	33,660	35,038
Opening costs	42	38	77	144
Cost of culinary contract services	4,137	2,879	8,243	5,864
Depreciation and amortization	4,132	3,967	8,246	8,148
General and administrative expenses	6,737	6,491	13,547	13,004
Provision for asset impairments, net	0	84	175	84
Net loss (gain) on disposition of property and equipment	72	(35)	81	(28)

Total costs and expenses	77,425	76,848	155,779	154,747

INCOME (LOSS) FROM OPERATIONS	1,990	(312)	2,959	(2,935)
Interest income	2	1	3	4
Interest expense	(215)	(553)	(494)	(1,171)
Other income, net	190	290	407	514

Income (loss) before income taxes and discontinued operations	1,967	(574)	2,875	(3,588)
Provision (benefit) for income taxes	603	(310)	928	(1,216)

Income (loss) from continuing operations	1,364	(264)	1,947	(2,372)
Income (loss) from discontinued operations, net of income taxes	(276)	981	(656)	801

NET INCOME (LOSS)	$ 1,088	$ 717	$ 1,291	$ (1,571)

Income (loss) per share from continuing operations:
Basic	$ 0.05	$ (0.01)	$ 0.07	$ (0.09)
Assuming dilution	0.05	(0.01)	0.07	(0.09)

Income (loss) per share from discontinued operations:
Basic	$ (0.01)	$ 0.04	$ (0.02)	$ 0.03
Assuming dilution	(0.01)	0.04	(0.02)	0.03

Net income (loss) per share:
Basic	$ 0.04	$ 0.03	$ 0.05	$ (0.06)
Assuming dilution	0.04	0.03	0.05	(0.06)

Weighted average shares outstanding:
Basic	28,365	28,172	28,329	28,168
Assuming dilution	28,410	28,172	28,359	28,168

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 15,	February 9,	February 15,	February 9,
	2012	2011	2012	2011
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	92.5%	93.8%	92.3%	93.6%
Culinary contract services	5.3%	4.1%	5.5%	4.3%
Franchise revenue	2.1%	2.0%	2.0%	2.0%
Vending revenue	0.2%	0.2%	0.2%	0.2%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.3%	29.8%	28.1%	29.7%
Payroll and related costs	34.6%	35.1%	34.4%	35.4%
Other operating expenses	22.0%	23.5%	23.0%	24.7%
Store level profit	15.2%	11.6%	14.4%	10.2%

(As a percentage of total sales)
General and administrative expenses	8.5%	8.5%	8.5%	8.6%
INCOME (LOSS) FROM OPERATIONS	2.5%	(0.4)%	1.9%	(1.9)%

Consolidated Balance Sheets (In thousands)

	February 15, 2012	August 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,248	$ 1,252
Trade accounts and other receivables, net	3,865	4,429
Food and supply inventories	4,881	4,191
Prepaid expenses	2,225	1,960
Assets related to discontinued operations	54	67
Deferred income taxes	2,883	2,865

Total current assets	15,156	14,764
Note receivable	197	0
Property held for sale	596	1,046
Assets related to discontinued operations	6,526	7,837
Property and equipment, net	168,482	166,963
Intangible assets, net	27,443	28,098
Goodwill	195	195
Deferred incomes taxes	7,246	7,680
Other assets	1,642	1,437
Total assets	$ 227,483	$ 228,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 14,812	$ 14,226
Liabilities related to discontinued operations	462	608
Accrued expenses and other liabilities	16,535	18,588

Total current liabilities	31,809	33,422
Credit facility debt	19,500	21,500
Liabilities related to discontinued operations	1,256	1,220
Other liabilities	8,185	6,841

Total liabilities	60,750	62,983

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,677,203 and 28,651,277, respectively; Shares outstanding were 28,177,203 and 28,151,277, respectively	9,177	9,168
Paid-in capital	24,168	23,772
Retained earnings	138,163	136,872
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	166,733	165,037
Total liabilities and shareholders' equity	$ 227,483	$ 228,020

Consolidated Statements of Cash Flows (In thousands)

	Two Quarters ended
	February 15, 2012	February 9, 2011
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 1,291	$ (1,571)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	778	(1,705)
Depreciation and amortization	8,247	8,182
Amortization of debt issuance cost	52	417
Non-cash compensation expense	108	129
Share-based compensation expense	297	202
Tax benefit on stock options	0	(2)
Deferred tax expense (benefit)	415	(1,195)

Cash provided by operating activities before changes in operating assets and liabilities	11,188	4,457
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	571	(293)
Increase in food and supply inventories	(690)	(551)
Increase in prepaid expenses and other assets	(503)	(521)
Decrease in accounts payable, accrued expenses and other liabilities	(441)	(3,010)

Net cash provided by operating activities	10,125	82

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in note receivable	(197)	0
Proceeds from disposal of assets and property held for sale	1,316	7,541
Acquisition of Fuddruckers assets	0	(265)
Purchases of property and equipment	(9,247)	(2,985)

Net cash (used in) provided by investing activities	(8,128)	4,291

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	19,200	88,100
Credit facility repayments	(21,200)	(93,600)
Debt issuance costs	(1)	(225)
Tax benefit on stock options	0	2
Proceeds received on the exercise of stock options	0	27

Net cash used in financing activities	(2,001)	(5,696)

Net decrease in cash and cash equivalents	(4)	(1,323)
Cash and cash equivalents at beginning of period	1,252	2,300

Cash and cash equivalents at end of period	$ 1,248	$ 977

Cash paid for:
Income taxes	$ 0	$ 0
Interest	423	876